CONTACTS: Media Inquiries
Robert Herta
(248) 435-1185
robert.herta@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Reports Fourth Quarter and Fiscal Year 2013 Results

Company Announces $120 Million of New Business Wins Toward M2016 Goal

TROY, Mich. (Nov. 13, 2013) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2013.

Fourth-Quarter Highlights

•	Sales were $909 million, down $77 million or 8 percent, from the same period last year.

•	Net income on a GAAP basis was $41 million, compared to $5 million in the same period last year.

•	Adjusted EBITDA was $70 million, compared with $79 million in the same period last year.

•	Adjusted EBITDA margin of 7.7 percent, compared to 8.0 percent in the same period last year.

•	Operating cash flow was negative $23 million in the fourth quarter of fiscal year 2013, compared to positive $55 million in the same period last year.

•	Free cash flow was negative $46 million in the fourth quarter of fiscal year 2013, compared to positive $31 million in the same period last year.

“Our performance in the fourth quarter was in line with our expectations,” said Chairman, CEO and President Ike Evans. “Despite revenue headwinds, in the second half of the year we achieved solid financial performance driven by strong execution of the margin-enhancing priorities underlying our M2016 three-year plan. Also in fiscal year 2013, we won $120 million of incremental business that will begin to favorably impact our financial performance by 2016.”

Fourth-Quarter Results
For the fourth quarter of fiscal year 2013, Meritor posted sales of $909 million, down 8 percent from the same period last year, primarily due to lower military sales. In addition, revenue was unfavorably impacted by geographic mix as stronger sales in Europe and South America did not fully offset lower revenues in North America, India and China.
Net income from continuing operations, on a GAAP basis, was $37 million or $0.38 per diluted share, compared to $4 million or $0.04 per diluted share in the prior year. The increase in net income from continuing operations was due primarily to the gain on the sale of the company’s 50 percent ownership interest in Suspensys Sistemas Automotivos Ltda., partially offset by a non-cash pension settlement loss associated with pension buy-outs of term-vested participants in our U.S. defined benefit pension plan.
Adjusted income from continuing operations in the fourth quarter of fiscal year 2013 was $11 million, or $0.11 per diluted share, compared to $31 million, or $0.32 per diluted share, a year ago. Adjusted EBITDA was $70 million, compared to $79 million in the fourth quarter of fiscal year 2012. Adjusted EBITDA margin for the fourth quarter of fiscal year 2013 was 7.7 percent, compared to 8.0 percent in the same period last year. The decline in Adjusted EBITDA compared to the prior year was primarily driven by lower sales.
Cash flow from operating activities for the fourth fiscal quarter was negative $23 million, compared to positive $55 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2013 was negative $46 million, primarily due to a $54 million voluntary pension contribution and $33 million of income tax payments associated with the gain on sale of the company's ownership interest in Suspensys in the fourth quarter of 2013. Free cash flow was positive $31 million in the same period last year.

Fourth-Quarter Segment Results
Commercial Truck & Industrial sales were $709 million, down $75 million compared with the same period last year, primarily driven by lower military sales. In addition, revenue was unfavorably impacted by geographic mix as stronger sales in Europe and South America did not fully offset lower revenues in North America, India and China. Segment EBITDA for the Commercial Truck & Industrial segment was $54 million for the quarter, down $9 million or 14 percent from the fourth quarter of fiscal year 2012, primary due to lower sales. Segment EBITDA margin declined to 7.6 percent, down from 8.0 percent in the same period last year, as lower material and structural costs partially offset the impact of lower volumes.
The company's Aftermarket & Trailer segment posted sales of $233 million, up $2 million from the same period last year. Segment EBITDA for Aftermarket & Trailer was $24 million, up $6 million or 33 percent from the fourth quarter of fiscal year 2012, and segment EBITDA margin improved to 10.3 percent from 7.8 percent in the fourth quarter of fiscal year 2012. The increase in segment EBITDA margin was primarily due to pricing actions in North America and lower material and structural costs.

Fiscal Year Results
For fiscal year 2013, Meritor posted sales of $3.7 billion, down $717 million or 16 percent from the prior fiscal year primarily due to lower sales volumes in global markets.

Net loss on a GAAP basis was $22 million compared to net income of $52 million in the prior fiscal year. Net loss from continuing operations, on a GAAP basis, for fiscal year 2013 was $20 million or $0.20 per diluted share, compared to net income of $70 million or $0.72 per diluted share in the prior fiscal year.
Adjusted income from continuing operations in fiscal year 2013 was $39 million, or $0.40 per diluted share, compared to $111 million, or $1.14 per diluted share, a year ago. Adjusted EBITDA was $261 million in fiscal year 2013, compared to $345 million in fiscal year 2012, primarily driven by lower sales volumes globally. Adjusted EBITDA margin was 7.1 percent in fiscal year 2013 compared to 7.8 percent in the prior fiscal year.
Cash flow used for operating activities for the full fiscal year was $96 million as compared to cash flow provided by operating activities of $77 million in the prior fiscal year. Free cash flow for fiscal year 2013 was negative $150 million, compared to negative $12 million in fiscal year 2012.

Fiscal Year Accomplishments

•	Strengthened company leadership

◦	Meritor’s Board of Directors named Ike Evans Chairman of the Board, Chief Executive Officer and President.

◦	William J. Lyons and Thomas L. Pajonas were elected to the Board of Directors.

•	Launched M2016, Meritor’s detailed three-year plan that defines specific financial measures of success for improved EBITDA margin, reduced debt and increased revenue through organic growth.

•	Won $120 million of incremental business from new products or new customers that will begin to favorably impact our financial performance by 2016.

•	Consolidated operations

◦	Completed the transfer of the company’s bus and coach business in China to Xuzhou Meritor Axle Co. Ltd., Meritor's majority owned joint venture.

◦	Completed the consolidation of remanufacturing operations from Mississauga, Ontario, Canada into the North American remanufacturing center of excellence in Plainfield, Ind.

•	Completed the sale of Meritor’s 50 percent ownership interest in Suspensys Sistemas Automotivos Ltda. to joint venture partner Randon S.A. Implementos e Participações.

•	Reduced net debt, including retirement benefit liabilities, by $217 million.

M2016 Priorities
The company will remain focused on M2016, its detailed three-year plan for achieving margin, leverage, and growth targets through driving operational excellence, focusing on customer value, reducing product costs and investing in a high performing team. The plan focuses on the following financial targets for driving sustainable strength:

•	Achieve 10 percent adjusted EBITDA margin for the full year 2016 based on expected revenue of $4.5 billion.

•	Reduce net debt, including retirement benefit liabilities, by $400 million to less than $1.5 billion.

•	Incremental booked revenue of $500 million per year (at run-rate) between the beginning of fiscal year 2013 and the end of fiscal year 2016 from new products or new customers.

Outlook for Fiscal Year 2014
Meritor expects the following from continuing operations:

•	Revenue to be approximately $3.7 billion.

•	Adjusted EBITDA margin to be approximately 7.5 percent.

•	Adjusted earnings per share from continuing operations in the range of $0.30 to $0.40.

•	Total free cash flow to be about breakeven to $25 million.

The company anticipates the following for the entire company:

•	Capital expenditures in the range of $80 million to $90 million.

•	Interest expense in the range of $105 million to $115 million.

•	Cash interest in the range of $85 million to $95 million.

•	Cash income taxes in the range of $45 million to $55 million.

“Despite challenges in many of our end markets, I believe we’re taking the right steps to enhance our margin performance in 2014,” said Evans. “We’re also confident we’ll be able to achieve the financial targets we’ve established for fiscal year 2016 to create greater value for our stakeholders.”

Fourth-Quarter Fiscal Year 2013 Conference Call
Meritor will host a conference call and webcast to discuss the company’s fiscal year 2013 fourth-quarter and full-year results on Wednesday, Nov. 13, 2013, at 9 a.m. (ET).
To participate, call (617) 213-4855, 10 minutes prior to the start of the call. Please reference passcode 67974409 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. on Nov.13, until 11:59 p.m. Nov. 20, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode 38388904. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. SEC filings may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design in future years; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow and free cash flow from continuing operations before restructuring payments and net debt which are non-GAAP financial measures.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt including retirement liabilities is defined as total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA and Adjusted EBITDA margin are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt. Net debt including retirement liabilities is a specific financial measure which is part of our three-year plan, M2016, to reduce debt and other balance sheet liabilities.
Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Sales	$909	$986	$3,701	$4,418
Cost of sales	(803)	(873)	(3,308)	(3,933)
GROSS MARGIN	106	113	393	485
Selling, general and administrative	(60)	(80)	(254)	(285)
Pension settlement losses	(73)	—	(109)	—
Restructuring costs	3	(9)	(26)	(39)
Gain on sale of investment	125	—	125	—
Gain on sale of property	—	—	—	16
Other operating expense	(1)	(1)	(3)	(4)
OPERATING INCOME	100	23	126	173
Other income, net	3	1	3	7
Equity in earnings of affiliates	8	11	42	52
Interest expense, net	(27)	(23)	(126)	(95)
INCOME BEFORE INCOME TAXES	84	12	45	137
Provision for income taxes	(45)	(7)	(63)	(56)
INCOME (LOSS) FROM CONTINUING OPERATIONS	39	5	(18)	81
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	4	1	(2)	(18)
NET INCOME (LOSS)	43	6	(20)	63
Less: Net Income attributable to noncontrolling interests	(2)	(1)	(2)	(11)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$41	$5	$(22)	$52

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$37	$4	$(20)	$70
Income (loss) from discontinued operations	4	1	(2)	(18)
Net income (loss)	$41	$5	$(22)	$52

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.38	$0.04	$(0.20)	$0.72
Discontinued operations	0.04	0.01	(0.02)	(0.18)
Diluted earnings (loss) per share	$0.42	$0.05	$(0.22)	$0.54

Diluted average common shares outstanding	98.7	97.1	97.1	97.2

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2013	September 30, 2012
ASSETS:
Cash and cash equivalents	$318	$257
Receivables, trade and other, net	596	542
Inventories	414	438
Other current assets	56	61
TOTAL CURRENT ASSETS	1,384	1,298
Net property	417	417
Goodwill	434	433
Other assets	335	353
TOTAL ASSETS	$2,570	$2,501

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$13	$18
Accounts payable	694	697
Other current liabilities	339	313
TOTAL CURRENT LIABILITIES	1,046	1,028
Long-term debt	1,125	1,042
Retirement benefits	886	1,075
Other liabilities	335	338
Total deficit attributable to Meritor, Inc.	(850)	(1,023)
Noncontrolling interests	28	41
TOTAL DEFICIT	(822)	(982)
TOTAL LIABILITIES AND DEFICIT	$2,570	$2,501

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, in millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Sales:
Commercial Truck & Industrial	$709	$784	$2,920	$3,613
Aftermarket & Trailer	233	231	898	937
Intersegment Sales	(33)	(29)	(117)	(132)
Total sales	$909	$986	$3,701	$4,418
EBITDA:
Commercial Truck & Industrial	$54	$63	$192	$270
Aftermarket & Trailer	24	18	84	81
Segment EBITDA	78	81	276	351
Unallocated legacy and corporate costs, net	(8)	(2)	(15)	(6)
Adjusted EBITDA	70	79	261	345
Interest expense, net	(27)	(23)	(126)	(95)
Provision for income taxes	(45)	(7)	(63)	(56)
Depreciation and amortization	(17)	(15)	(67)	(63)
Loss on sale of receivables	(2)	(2)	(6)	(9)
Restructuring costs	3	(9)	(26)	(39)
Specific warranty contingency, net	5	—	(7)	—
Pension settlement losses	(73)	—	(109)	—
Asbestos-related liability remeasurement	—	(18)	—	(18)
Gain on sale of investment	125	—	125	—
Gain on sale of property	—	—	—	16
Noncontrolling interests	(2)	(1)	(2)	(11)
Income (loss) from Continuing Operations attributable to Meritor, Inc.	37	4	(20)	70
Income (loss) from Discontinued Operations attributable to Meritor, Inc.	4	1	(2)	(18)
Net income (loss) attributable to Meritor, Inc.	$41	$5	$(22)	$52

Adjusted EBITDA Margin (1)	7.7%	8.0%	7.1%	7.8%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2013	2012
OPERATING ACTIVITIES
Income (loss) from continuing operations	$(18)	$81
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	67	63
Restructuring costs	26	39
Loss on debt extinguishment	24	—
Equity in earnings of affiliates	(42)	(52)
Pension and retiree medical expense	151	53
Gain on sale of investment	(125)	—
Gain on sale of property	—	(16)
Other adjustments to income (loss) from continuing operations	4	21
Dividends received from affiliates	30	47
Pension and retiree medical contributions	(153)	(140)
Restructuring payments	(26)	(22)
Changes in off-balance sheet accounts receivable factoring	43	(24)
Changes in assets and liabilities	(62)	39
Operating cash flows provided by (used for) continuing operations	(81)	89
Operating cash flows used for discontinued operations	(15)	(12)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(96)	77
INVESTING ACTIVITIES
Capital expenditures	(54)	(89)
Proceeds from sale of property	1	18
Proceeds from sale of investment	182	—
Other investing activities, net	2	3
Net investing cash flows provided by (used for) continuing operations	131	(68)
Net investing cash flows provided by discontinued operations	6	28
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	137	(40)
FINANCING ACTIVITIES
Proceeds from debt issuance	500	100
Repayment of notes and term loan	(475)	(86)
Debt issuance costs	(12)	(12)
Other financing activities	11	—
CASH PROVIDED BY FINANCING ACTIVITIES	24	2
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(4)	1
CHANGE IN CASH AND CASH EQUIVALENTS	61	40
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	257	217
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$318	$257

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Income (loss) from continuing operations attributable to Meritor, Inc.	$37	$4	$(20)	$70
Adjustments (net of tax, if applicable):
Loss on debt extinguishment	—	—	19	—
Restructuring costs	(2)	9	25	39
Specific warranty contingency, net	(5)	—	7	—
Pension settlement losses	73	—	100	—
Gain on sale of investment	(92)	—	(92)	—
Asbestos-related liability remeasurement	—	18	—	18
Gain on sale of property	—	—	—	(16)
Adjusted income from continuing operations	$11	$31	$39	$111

Diluted earnings (loss) per share from continuing operations	$0.38	$0.04	$(0.20)	$0.72
Impact of adjustments on diluted earnings (loss) per share	(0.27)	0.28	0.60	0.42
Adjusted diluted earnings per share from continuing operations	$0.11	$0.32	$0.40	$1.14

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Cash flows provided by (used for) operating activities — continuing operations	$(22)	$54	$(81)	$89
Capital expenditures — continuing operations	(23)	(24)	(54)	(89)
Free cash flow - continuing operations	(45)	30	(135)	—

Cash flow used for operating activities - discontinued operations	(1)	1	(15)	(12)
Free cash flow — discontinued operations	(1)	1	(15)	(12)
Free cash flow — total company	$(46)	$31	$(150)	$(12)

Free cash flow - continuing operations	$(45)	$30	$(135)	$—
Restructuring payments - continuing operations	9	7	26	22
Free cash flow from continuing operations before restructuring payments	$(36)	$37	$(109)	$22

# # #